Exhibit 99.1

For more information contact: Bruce Kay Markel Corporation 804-747-0136 bkay@markelcorp.com

FOR IMMEDIATE RELEASE

Markel Estimates Third Quarter Catastrophe Losses

Richmond, VA, October 11, 2017 --- Markel Corporation (NYSE: MKL) today announced that it expects to report third quarter pre-tax underwriting losses of $503 million, net of reinstatement premiums, from Hurricanes Harvey, Irma and Maria as well as the Mexico City earthquakes. The Company’s estimate for the hurricane and earthquake losses is based on claims received to date and detailed policy level reviews, industry loss estimates, output from both industry and proprietary models as well as a review of in-force contracts. The Company’s estimate is preliminary and dependent on broad assumptions about coverage, liability and reinsurance. Accordingly, the Company’s actual net losses from these events may differ materially from this estimate.

Further discussion of these matters and other third quarter results will be included in the Company’s quarterly report on Form 10-Q, which is expected to be available on October 25, 2017.

Richard R. Whitt, III, Co-CEO commented: “These significant losses fell within our expectations. At Markel we are well-positioned with our strong balance sheet to respond to the claims of our insureds. With both underwriting capacity and risk appetite, we are prepared to further assist our customers and trading partners in meeting their ongoing insurance and reinsurance needs.”

Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about Markel's beliefs, plans or expectations, are forward-looking statements. These statements are based on Markel's current plans, estimates and expectations. There are risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by such statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Hurricane and earthquake loss estimates are based on currently available information related to covered exposures and assumptions about how coverage applies. As actual losses are reported, claims are adjusted and coverage issues are resolved, hurricane and earthquake losses may change significantly. Additional factors that could cause actual results to differ from those predicted are set forth under "Risk Factors" and "Safe Harbor and Cautionary Statement" in Markel’s most recent reports on Form 10-K and 10-Q. Markel undertakes no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise.

About Markel Corporation

Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company's principal business markets and underwrites specialty insurance products. In each of the Company's businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markelcorp.com.

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